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April 9, 2013	File No: 64142.8

Board of Directors

CapLease, Inc.

1065 Avenue of the Americas

New York, New York 10018

Re: Registration Statement on Form S-3 (File No. 333-171408)

Ladies and Gentlemen:

We have served as special counsel to CapLease, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the issuance of 8,625,000 shares (including 1,125,000 shares subject to an over-allotment option, the “Shares”) of the Company’s common stock, $.01 par value per share, registered on the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares are to be issued pursuant to the Underwriting Agreement dated April 4, 2013 (the “Agreement”) between the Company and Wells Fargo Securities, LLC, as representative of the Underwriters, and as described in the Prospectus Supplement, dated April 4, 2013, filed with the Commission on April 4, 2013. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(i)	the Registration Statement;

(ii)	the preliminary prospectus supplement, dated April 3, 2013, together with the related base prospectus dated February 14, 2011, as filed with the Commission on April 3, 2013, pursuant to Rule 424(b) under the Act;

(iii)	the prospectus supplement, dated April 4, 2013, together with the related base prospectus dated February 14, 2011, as filed with the Commission on April 4, 2013, pursuant to Rule 424(b) under the Act;

(iv)	an executed copy of the Agreement;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO WASHINGTON

www.hunton.com

CapLease, Inc.

April 9, 2013

(v)	the Articles of Amendment and Restatement of the Company, as amended and supplemented to date (the “Charter”), as certified by the Secretary of the Company as of the date hereof;

(vi)	the Company’s Amended and Restated Bylaws, as amended, as certified by the Secretary of the Company as of the date hereof;

(vii)	the certificate of the State Department of Assessments and Taxation of Maryland (the “SDAT”), dated as of April 8, 2013, as to the due incorporation, existence and good standing of the Company (the “SDAT Certificate”); and

(viii)	resolutions of the Board of Directors of the Company adopted on April 2, 2013 and resolutions of the Pricing Committee of the Board of Directors adopted on April 4, 2013, each as certified by the Secretary of the Company as of the date hereof (together, the “Resolutions”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.       The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT and has the requisite corporate power to issue the Shares.

2.       The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the provisions of the Resolutions, the Charter and the Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company is based solely on the SDAT Certificate. In expressing the opinions above, we have assumed that the Shares will not be issued in violation of Article VII of the Charter.

CapLease, Inc.

April 9, 2013

The foregoing opinion is limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company's Current Report on Form 8-K, filed on or about the date hereof (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is expressed as of the date hereof, and we do not assume any obligation to advise you of facts or circumstances that hereafter come to our attention, or of changes in law that hereafter occur, which could affect the views contained herein.

Very truly yours,

/s/ Hunton & Williams LLP